411 East Wisconsin Avenue Suite 2400 Milwaukee, Wisconsin 53202-4428 414-277-5000 Fax 414-271-3552 www.quarles.com Writer's Direct Dial: 414-277-5817 E-Mail: matthew.vogel@quarles.com	Attorneys at Law in Chicago Denver Indianapolis Madison Milwaukee Minneapolis Naples Phoenix San Diego St. Louis Tampa Tucson Washington, D.C.

July 28, 2026

Wisconsin Capital Funds, Inc.

d/b/a Plumb Funds

8020 Excelsior Drive, Suite 402

Madison, Wisconsin 53717

Ladies and Gentlemen:

We hereby consent to the incorporation by reference into Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Wisconsin Capital Funds, Inc. (the “Registration Statement”) of our opinion as to the legality of the Investor Class shares (formerly undesignated) of the various mutual fund series of Wisconsin Capital Funds, Inc., which opinion was previously filed as an exhibit to Pre-Effective Amendment No. 3 to the Registration Statement, and our opinion as to the legality of the Institutional Class shares of the various mutual fund series of Wisconsin Capital Funds, Inc., which opinion was previously filed as an exhibit to Post-Effective Amendment No. 24 to the Registration Statement. We also consent to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours,

/s/ Quarles & Brady LLP

Quarles & Brady LLP